Exhibit 10.1

SEASPINE HOLDINGS CORPORATION

SENIOR LEADERSHIP RETENTION AND SEVERANCE PLAN
(Effective January 27, 2016)

This document sets forth all applicable terms of the Senior Leadership Retention and Severance Plan (this “Plan”) of SeaSpine Holdings Corporation, a Delaware corporation (the “Company”), for its benefit and the benefit of its affiliates (including any direct or indirect subsidiary company), effective as of the date set forth above and until further amended or terminated by the Company’s Board of Directors or a properly authorized committee thereof (collectively, the “Board”) in accordance with Section 11(a). Certain capitalized terms used in this Plan are defined in Section 10. As applicable under the circumstances, the term “Company” refers to the SeaSpine Holdings Corporation subsidiary that employs a Participant.

1.Applicability. This Plan shall be applicable to each employee of the Company or any direct or indirect subsidiary of the Company who is designated as a Participant by the Board and is listed on Exhibit A hereto (each, a “Participant”), which may be amended by the Company from time to time in accordance with Section 11(a).

2.At-Will Employment. Each Participant’s employment is and shall continue to be at-will, as defined under applicable law. If the Participant’s employment terminates for any reason, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan or required by applicable law, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

3.Severance Benefits. If a Participant experiences an Involuntary Termination, and the Participant timely delivers (and does not revoke) the Release (as defined in Section 8), then the Participant shall be entitled to the following cash severance benefits, which amount shall be payable by the Company in a lump-sum on the date determined pursuant to Section 8:

a.If the Involuntary Termination does not occur during the Protection Period:

i.An amount equal to the Participant’s annual base salary immediately prior to the event(s) constituting the Involuntary Termination (for clarity, disregarding any reduction in base salary related to the Involuntary Termination); minus

ii.An amount equal to the Participant’s accrued but unused paid time-off as of such Involuntary Termination.

b.If the Involuntary Termination occurs during the Protection Period:

i.    An amount equal to the product of (A) the Participant’s annual base salary immediately prior to the event(s) constituting the Involuntary Termination (for clarity, disregarding any reduction in base salary related to the Involuntary Termination), multiplied by (B) 2; plus

ii.    An amount equal to the Participant’s estimated cost of continuing the health care coverage (including, without limitation, medical, dental and vision coverage) for the Participant and the Participant's dependents who are covered immediately prior to the event(s) constituting the Involuntary Termination under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for 24 months; minus

iii.    An amount equal to the Participant's accrued but unused paid time-off as of such Involuntary Termination.

Notwithstanding the foregoing, the severance benefits are subject to reduction, if applicable, in accordance with the terms and provisions of Exhibit B, which are incorporated herein as if fully set forth herein.

4.Equity Acceleration Benefits. In addition to the severance benefits described in Section 3, if a Participant’s employment with the Company terminates as a result of an Involuntary Termination during the Protection Period, and the Participant timely delivers (and does not revoke) the Release (as defined in Section 8), then the then-unvested portion of any Company equity awards held by the Participant that are outstanding immediately prior to such termination and that vest solely based on the passage of time shall conditionally vest and become exercisable (as applicable) in full immediately prior to such termination; provided, that if the Participant fails to timely execute or revokes the Release, all such conditionally vested awards shall be forfeited upon such failure or revocation. In addition, as applicable, each such award shall remain exercisable until the earlier of: (a) the date that is 12 months after the Involuntary Termination (which, for purposes of this Section 4(a), shall be deemed to have occurred on the vesting date that would have occurred immediately following the Termination Date, had such Involuntary Termination not occurred) and (b) the expiration date applicable to such award.

Except to the extent (x) prohibited by law (including securities laws and the rules of self-regulatory organizations, including stock exchanges) or the 2015 Incentive Award Plan (or any other plan to the extent applicable to an equity award) or (y) determined by the Board to be necessary to avoid materially adverse financial consequences to the Company, the provisions of this Section 4, automatically and without the need for further action by the Company or any Participant, hereby amend each equity award granted by the Company to a Participant (and related documentation), whether such award was granted prior to or after the effectiveness of this Plan; provided, however, that nothing in the foregoing shall preclude the Company and/or a Participant from entering into one or more documents to amend any such equity award and related documentation.

5.Other Terminations. If the Participant experiences a termination of employment for any reason other than as a result of an Involuntary Termination, then the Participant shall not be entitled to the severance benefits under Sections 3 or 4 of this Plan.

6.Accrued Wages and PTO; Expenses. In addition to the benefits under Sections 3 and 4 of this Plan, with regard to a Participant whose employment terminates as a result of an Involuntary Termination: (i) the Company shall pay the Participant any unpaid base salary due for periods prior to and including the Termination Date; (ii) the Company shall pay the Participant all of the Participant’s accrued and unused paid time-off through the Termination Date; and (iii) following submission of proper expense reports by the Participant, the Company shall reimburse the Participant for all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law including, but not limited to, Section 409A of the Code.

7.Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, license, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (including, if warranted under the circumstances, a subsidiary or parent of such successor) shall assume the Company’s obligations under this Plan and agree expressly to perform the Company’s obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor (or, if warranted, a subsidiary or parent of such successor) to the Company’s business and/or assets which is required to assume the Company’s obligations as described in this Section 7 or which becomes bound by the terms of this Plan by operation of law.

8.Execution of Release. As a condition of receiving the benefits under Sections 3 and 4 of this Plan, the Participant shall execute and not revoke a general release of claims, which will also confirm any post-termination obligations and/or restrictions applicable to the Participant (the “Release”), such that the Release becomes effective no later than 60 days following the Termination Date (the “Release Deadline”). The severance benefits under Section 3 shall be paid on the date the Release is effective; provided, however, that, in the event the Participant’s Involuntary Termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which the Involuntary Termination occurs, the severance benefits under Section 3 shall be paid on the first payroll date following the Release Deadline.

9.	Notices.

a.    General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after having been mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company (or an affiliate of the Company) in writing. In the case of the Company, mailed notices shall be addressed to its principal executive offices, and all notices shall be directed to the attention of its Secretary.

b.    Notice of Termination. Any termination of employment by the Company with or without Cause or by the Participant for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 9. Any such notice provided by the Company under circumstances constituting a for-Cause termination, or by the Participant under circumstances constituting Good Reason, shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date. The failure by either party to include in the notice any fact or circumstance which contributes to a showing of a for-Cause termination or an Involuntary Termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

10.Definition of Terms. The following terms referred to in this Plan shall have the following meanings:

a.    2015 Incentive Award Plan. “2015 Incentive Award Plan” shall mean the Company’s 2015 Incentive Award Plan, as such may be amended and/or restated from time to time.

b.    Cause. “Cause” shall have the meaning ascribed to such term in the 2015 Incentive Award Plan.

c.    Change in Control. “Change in Control” shall have the meaning ascribed to such term in the 2015 Incentive Award Plan.

d.    Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

e.    Good Reason. “Good Reason” shall mean the occurrence of either of the following without Participant’s prior written consent: (i) a reduction in Participant’s base salary and/or employee benefits that materially diminishes the aggregate value of Participant’s base salary and/or benefits, unless a reduction is made in connection with an across-the-board reduction of all Participant’s base salaries and/or benefits by a percentage less than 20% and at least equal to the percentage by which Participant’s base salary and/or benefits are reduced; and (ii) in the event of such an across-the-board reduction and a subsequent across-the-board restoration of all or any portion of reduced base salary and/or benefits, a failure to restore Participant’s base salary and/or benefits in at least a proportional manner.

f.    Involuntary Termination. “Involuntary Termination” shall mean the termination of the employment of a Participant either by the Company without Cause (other than due to the Participant’s death or disability) or by the Participant for Good Reason.

g.    Protection Period. “Protection Period” shall mean the period beginning upon a Change in Control and ending on the one-year anniversary of a Change in Control.

h.    Successor Entity. “Successor Entity” means any entity that acquires or otherwise succeeds to all or substantially all of the business or assets of the Company upon and following a Change in Control.

i.    Termination Date. “Termination Date” shall mean the effective date of the Participant’s Involuntary Termination.

11.	Miscellaneous Provisions.

a.    Amendment or Termination. Neither the Company nor any Successor Entity may amend this Plan if any such amendment would have an adverse impact on the interests of a Participant under this Plan, in either case, without the express written consent of the Participant(s) so affected. Following a Participant’s Involuntary Termination, no Plan termination or amendment shall adversely affect the rights of such Participant under this Plan without such Participant’s written consent.

b.    Effect of Statutory Benefits. To the extent that any benefits are required to be paid to the Participant upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount of severance benefits payable pursuant to Sections 3 and 4 shall be reduced by such amount.

c.    No Duty to Mitigate. A Participant shall not be required to mitigate the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.

d.    Waiver. No provision of this Plan may be waived or discharged unless the waiver or discharge is agreed to in writing and signed by the affected Participant and by an authorized officer of the Company (other than the Participant). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

e.    Integration. This Plan supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the benefits contemplated by this Plan (including without limitation any severance benefits or payments included in a Participant’s offer letter, employment agreement or other severance arrangement); provided, however, that, for clarification purposes, this Plan shall not affect any agreement(s) between the Company and a Participant regarding intellectual property matters, non-solicitation restrictions or confidential information of the Company.

f.    Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

g.    Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

h.    Withholding and Employment Taxes. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any severance benefits or payments payable under this Plan.

i.    Section 409A of the Code.

i.    This Plan is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder. The Company shall undertake to administer, interpret, and construe this Plan in a manner that does not result in the imposition on a Participant of any additional tax, penalty, or interest under Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, to the extent that the Board determines that any payments or benefits under this Plan may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Board may in its sole discretion adopt such amendments to this Plan or take such other actions that the Board determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Plan from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 11(i) shall not create any obligation on the part of the Board to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

ii.    Notwithstanding anything in this Plan to the contrary, to the extent that any payment or benefit hereunder constitutes non-exempt nonqualified deferred compensation for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable hereunder by reason of a Participant’s termination of employment, then, to the extent required by Section 409A of the Code, all references to the Participant’s termination of employment shall be construed to mean a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), and such amounts shall only be paid upon or by reference to the Participant’s Separation from Service.

iii.    Notwithstanding anything to the contrary in this Plan, no amounts shall be paid to any Participant under this Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) to the extent that the Board reasonably determines that paying such amounts at the time or times indicated in this Plan would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six (6)-month period without interest thereon.

Exhibit A

PARTICIPANTS

[As of the effective date, the Participants consist of the Company’s named executive officers (other than the Company’s President and Chief Executive Officer, who is not an eligible participant) and the other members of the Company’s senior leadership team (which, as of the effective date, consists of those employees who report to the Company’s President and Chief Executive Officer).]

Exhibit B

LIMITATION ON PAYMENTS

(a)Notwithstanding any other provision of this Plan, in the event that any payment or benefit received or to be received by a Participant (including any payment or benefit received in connection with a termination of a Participant’s employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall be made only if (i) the net amount of such Total Payments as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)In the event that a reduction of Total Payments is being made in accordance with this Exhibit B, the reduction will occur, with respect to the Total Payments considered parachute payments within the meaning of Section 280G of the Code, in the order provided by the below clauses (A) through (B) and with the objective of maximizing the after-tax value of the Total Payments that are retained by the Participant. The “Value” (measured as of the Change in Control) (or portion thereof) that is (i) a cash payment is its after-tax present value and (ii) an equity award is the after-tax present value of the difference between the aggregate fair market value of the shares (or other equity interests) underlying such equity award minus the equity award's aggregate exercise or purchase price (if any). The “280G Value” of a cash payment or of an equity award is its parachute payment present value as determined under Section 280G of the Code. With respect to any cash payment or equity award, the difference between its Value minus its 280G Value is the “Difference”.
(A) reduction of cash payments and equity awards in order based on the relative magnitude of their Differences (that is, cash payments and equity awards with a higher negative Differences shall be reduced first, followed by those cash payments and equity awards with lower positive Differences such that those cash payments and equity awards with the highest positive Differences shall be reduced (if at all) last); and
(B) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

If two or more separate Total Payments amounts have the exact same Difference, then (x) equity awards shall be reduced before cash payments with the same Difference and (y) Total Payments of the same type that have a later in time award date shall be reduced first before other Total Payments with the same Difference. The foregoing reduction process shall be effected in a manner that does not violate Section 409A of the Code.
(c)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.